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              FIRST AMENDMENT TO STOCK PURCHASE AND SALES AGREEMENT

       This FIRST AMENDMENT TO STOCK PURCHASE AND SALES AGREEMENT (this "Amendment"), dated as of this 12th day of June, 1996, is by and between IRIS KIMBERG ("Seller") and CAREERSTAFF UNLIMITED, INC., a Delaware corporation (the "Purchaser"). The Employer and Employee may be referred to herein individually as a "Party" and collectively as the "Parties."

                              W I T N E S S E T H:

       WHEREAS, the Seller and the Purchaser are parties to that certain Stock Purchase and Sales Agreement dated as of March 19, 1996 (the "Purchase Agreement"); and

       WHEREAS, the Purchaser has completed the Review (as defined in the Purchase Agreement) of 1995 Proforma Pre-Tax Income (as defined in the Purchase Agreement) of the Companies (as defined in the Purchase Agreement) and desires to agree as to the Purchase Price (as defined in the Purchase Agreement); and

       WHEREAS, the Parties have also agreed to amount of the Base Net Worth (as defined in the Purchase Agreement) of the Companies pursuant to the Review and desire to specify such amount in this Amendment; and

       WHEREAS, the Parties desire to amend the Purchase Agreement as set forth herein;

       NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements and conditions contained herein, the Parties, intending to be legally bound, hereto agree as follows:

       DEFINED TERMS; CONTROLLING AGREEMENT.

       DEFINED TERMS. Unless defined herein or unless the context clearly indicates to the contrary, all defined or capitalized terms contained in the Purchase Agreement shall have the same meaning in this Amendment as in the Purchase Agreement.

       CONTROLLING AGREEMENT. Unless specifically modified or amended herein, the Purchase Agreement shall remain in full force and effect. In the event of any inconsistency between this Amendment and the Purchase Agreement, the terms of this Amendment shall control.

       MODIFICATIONS TO THE PURCHASE AGREEMENT.

       2.01 PURCHASE PRICE. The Parties agree and stipulate that the 1995 Proforma Pre-Tax Income is $1,214,203 and that the Purchase Price is $4,307,688. The Seller waives any right to contest or protest the Accountants' Report as to the amount of the 1995 Proforma Net Income.

       2.02 BASE NET WORTH. The Parties acknowledge and agree that the Base Net Worth is $1,317,587. The Seller waives any right to contest or protest the Accountants' Report as to the amount of the Base Net Worth. The Parties further agree that the Purchaser shall have ninety days instead of sixty days following the Closing Date to determine the Closing Net Worth.

       2.03 SPECIAL INDEMNITY. In addition to the indemnification provisions otherwise contained in the Purchase Agreement, the Seller agrees to indemnify and hold the Purchaser and the Companies harmless from any and all taxes, penalties or interest due to any taxes owed for periods prior to the Closing or due to the tax returns or elections filed by the Companies or the Seller prior to the Closing Date. It is specifically agreed that the indemnification contained in this Section 2.03 shall not be subject to any of the limitations contained in Section 7.01 of the Purchase Agreement.

       2.04 ACCOUNTS RECEIVABLE. The Seller agrees to purchase from the Companies any of the accounts receivable listed on Exhibit "A" attached to this Amendment and incorporated herein that are not paid in full on or before December 31, 1997 for the full unpaid face amount of such accounts receivable. The Parties acknowledge that Exhibit "A" was prepared based on information available to the Purchaser as of April 14, 1996, and that since such date, a portion of such receivables may have been collected by the Companies. The Purchaser agrees to use its reasonable efforts to collect such accounts receivable between the Closing Date and December 31, 1997. The Parties further agree that the Seller shall following the Closing become the president of HTA-New York pursuant to

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the Seller Employment Agreement and that, subject to the terms and conditions of the Seller Employment Agreement, one of the Seller's duties as president of HTA-New York will be to supervise the collection of all accounts receivables, including the accounts receivable listed on Exhibit A. The Purchaser shall cause the Companies to give written notice to the Seller of the unpaid amounts of such accounts receivable on or before February 15, 1998. The Seller shall pay to the Purchaser the unpaid balance of such accounts receivable promptly after such written notice from the Purchaser and the Purchaser shall cause the Companies to assign to Seller all of the Companies' rights in such accounts receivable without representations or warranties of any kind and without any recourse to the Companies or the Purchaser.

       2.05 DATE OF BOARD APPROVAL. The Parties agree that the Purchaser shall have until June 14, 1996 to obtain board of director approval of Sun as set forth in Sections 1.05 and 6.01(B) and that Sections 1.05 and 6.01(B) are hereby amended to change May 24, 1996 to June 14, 1996.

       2.06 CLOSING DATE. The Parties agree that the Closing Date shall be June 20, 1996, and the Outside Date shall be June 21, 1996.

       2.07 PRE-CLOSING ELECTION. In addition to the conditions to the Purchaser's obligation to close listed in Section 5.01 of the Purchase Agreement, it is also a condition that the Seller shall have duly executed and filed an election for the Companies to be taxed on the accrual basis of accounting and not the cash basis for tax purposes. Prior to the Closing the Seller shall provide satisfactory evidence to the Purchaser that such election has been duly made and filed with the Internal Revenue Service.

3.     MISCELLANEOUS.

       3.01 EXCLUSIVE AGREEMENT. The Purchase Agreement, as amended by this Amendment, supersedes all prior agreements among the Parties (written or oral) and is intended as a complete and exclusive statement of the terms of the agreements among the Parties.

       3.02 CHOICE OF LAW; HEADING. This Amendment shall be governed by the internal laws of the State of New York. The captions or headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning and interpretation of this Amendment.

       3.03 COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

       IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

                                           PURCHASER

                                           CAREERSTAFF UNLIMITED, INC.


                                           By:
                                              -----------------------------
                                           Title: President

                                           SELLER



                                           --------------------------------
                                           IRIS KIMBERG